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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[X] Soliciting Material Pursuant to Section 240.14a-12

                                  PULITZER INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)     Title of each class of securities to which transaction applies:

       (2)     Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)     Proposed maximum aggregate value of transaction:

       (5)     Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for



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       which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)     Amount Previously Paid:

       (2)     Form, Schedule or Registration Statement No.:

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       (4)     Date Filed:




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         This filing relates to a planned merger of LP Acquisition Corp., a
Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lee Enterprises, Incorporated, a Delaware corporation ("Lee") with and into Pulitzer Inc. ("Pulitzer") (the "Merger"), with Pulitzer as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2005 by and among Pulitzer, Lee and the Purchaser (the "Merger Agreement").

The following is a newspaper article published on January 31, 2005 in the St. Louis Post-Dispatch.

Family's newspaper tradition comes to an end
By Tim McLaughlin
Of the Post-Dispatch

Pulitzer family members Sunday night described a gut-wrenching decision to sell the Post-Dispatch and their other newspapers. But without a new Pulit zer generation to embrace one of the most storied franchises in American journalism, they looked to Davenport, Iowa, to preserve Pulitzer traditions of watchdog journalism and feisty editorials.

Many Post-Dispatch readers and employees will pick up their beloved broadsheet this morning and learn for the first time their newspaper is being sold to Lee Enterprises Inc. as part of a $1.46 billion deal announced late Sunday night. Lee will acquire Pulitzer Inc., whose properties include the Post-Dispatch and the Suburban Journals of Greater St. Louis, for a cash purchase price of $64 per share.

The Pulitzer family is cashing out and will not sit on Lee's board of directors, Pulitzer Chairman Michael E. Pulitzer confirmed Sunday night in a telephone interview from his home in Santa Barbara, Calif.

Emily Rauh Pulitzer, one of three Pulitzer relatives who controlled the company's destiny, said the group wanted to find a responsible steward for the company, its employees and its readers. She became the company's largest shareholder after her husband, Joseph Pulitzer Jr., died in 1993.

"The next generation (of Pulitzers) is not involved in the company," Pulitzer said Sunday night in St. Louis. "We felt by dealing with the issues that face newspapers today, which are very different than 11 years ago when I first joined the board, we could do a more responsible job than waiting and passing it on to the next generation."

Rauh Pulitzer described a harmonious relationship with her late husband's half-brother, Michael Pulitzer, and his cousin, David Moore. She said it was a unanimous decision by Pulitzer's board to sell the company to Lee.

Michael Pulitzer said selling the company was "absolutely the right way to go."

"I have been thinking about this a lot lately," Pulitzer said. "This has been a lot harder from me than I thought it was going to be."

It was no secret the company and its flagship newspaper, the Post-Dispatch, were in play. Michael Pulitzer said the review of strategic options, which included several alternatives including an outright sale, began several months ago. He and Rauh Pulitzer both declined to talk about any of the other companies that may have been interested in Pulitzer Inc.

Early speculation inside the Post-Dispatch newsroom centered on a buyout by newspaper giant Gannett Companies Inc., publisher of USA Today. But in the end, it was the lesser-known Lee, a quiet company whose profit margin is the envy of the newspaper industry.



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"It's very emotional," Rauh Pulitzer said. "This has not been an easy process or decision."

Post-Dispatch Editor Ellen Soeteber conceded it had been a jittery ride not knowing how a deal, if any, would play out.

"I'm very pleased we're joining Lee," Soeteber said.

Lee Chairman and Chief Executive Mary E. Junck said Pulitzer's management team, along with top Post-Dispatch editors, are expected to remain in place to help lead the company. She said Lee would honor union contracts that are in place. Of the nearly 1,300 employees at the Post-Dispatch, more than 1,000 are represented by 11 unions.

Junck also said the Post-Dispatch will have the independence to run St. Louis operations without corporate interference."We don't dictate editorial page policy from Davenport, Iowa," she said Sunday night in a telephone interview.


Reporter Tim McLaughlin

E-mail: tmclaughlin@post-dispatch.com

Phone: 314-340-8206

         ADDITIONAL INFORMATION AND WHERE TO FIND IT

         The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

         PARTICIPANTS IN THE SOLICITATION

         Pulitzer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.